EXHIBIT 99.2

Dime Community Bancshares Inc. Appoints Paul M. Aguggia
to its Board of Directors

HAUPPAUGE, N.Y., September 21, 2022 (GLOBE NEWSWIRE) -- Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”) announced the appointment of Paul M. Aguggia to the Board of Directors effective as of September 21, 2022. Mr. Aguggia will fill the position vacated by the retirement of Vincent F. Palagiano.

Kenneth J. Mahon, Executive Chairman of Dime, said “Paul’s experience as director and executive of a publicly traded bank and his current role as a corporate services attorney and Partner at a leading law firm give him significant insight into a broad array of corporate governance, regulatory and strategic issues. He is very familiar with our institution already and we look forward to having him join our Board.”

Kevin O’ Connor, Chief Executive Officer of Dime, commented "We are pleased to welcome Paul to Dime. His background in community banking and his keen legal insight will be invaluable to our Board as we continue to grow the premier community commercial bank on Greater Long Island.”

Mr. Aguggia is currently a corporate services attorney and Partner at Holland & Knight LLP and works out of the firm’s Washington, D.C. and New York offices.  Mr. Aguggia previously served as the Chairman of the Board of Directors, President and Chief Executive Officer of Clifton Bancorp Inc. from January 2014 until its merger with Kearny Financial Corp., for which he served on the Board of Directors until October 2018. Mr. Aguggia also was a member of the Board of Directors of Square 1 Bank, a financial institution serving entrepreneurs and the venture capital community. Mr. Aguggia previously served as Chairman of an international law firm.  Mr. Aguggia holds a bachelor’s degree from Colgate University and completed his J.D. from Duke University School of Law.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $12.3 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com

(1) Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.